Exhibit 8.1

[Insert Debevoise Letterhead]

[Date]

International Paper Company

6420 Poplar Avenue

Memphis, TN 38197

To those concerned:

We have acted as special counsel to International Paper Company, a New York corporation (“IP”), in connection with (i) the direct or indirect contribution of assets to, and assumption of liabilities by, xpedx, LLC , a New York limited liability company and a wholly owned subsidiary of IP (“xpedx”) or its subsidiaries, (ii) the contribution of all of the membership interests in xpedx to xpedx Intermediate, LLC, a Delaware limited liability company and a wholly owned subsidiary of IP (“xpedx Intermediate”), (iii) the contribution by IP of all of the membership interests in xpedx Intermediate to xpedx Holding Company, a Delaware corporation and a wholly owned subsidiary of IP (“Spinco”) in exchange for an issuance of Spinco Common Stock and other property, (iv) the distribution of all of the Spinco Common Stock to the holders as of the “Record Date” (as such term is defined in the Distribution Agreement) of the IP Common Stock, (v) the merger of UWW Holdings, Inc., a Delaware corporation (“UWWH”) with and into Spinco, with Spinco continuing as the surviving corporation, and (vi) the merger of xpedx Intermediate with and into Unisource Worldwide, Inc., a Delaware corporation and wholly owned subsidiary of UWWH (“Unisource”), with Unisource continuing as the Surviving Corporation (the “Transactions”) pursuant to (a) an Agreement and Plan of Merger, dated as of January 28, 2014, entered into by and among IP, Spinco, xpedx Intermediate, xpedx, UWW Holdings, LLC, a Delaware limited liability company (“UWWH Stockholder”), UWWH and Unisource (the “Merger Agreement”) and (b) a Contribution and Distribution Agreement, dated as of January 28, 2014, entered into by and among IP, Spinco, UWWH and UWWH Stockholder (the “Distribution Agreement”).

As such, we have participated in the preparation of or reviewed (i) the Merger Agreement, (ii) the Distribution Agreement, (iii) the other Transaction Agreements, (iv) the ruling request that was filed with the IRS on August 23, 2013 in connection with the Transactions and all supplemental submissions filed in connection therewith (together, the “Ruling Request”), (v) the ruling letter issued by the IRS on [_], 2014 in connection with the Transactions (together with the Ruling Request, the “IRS Ruling”), and (vi) the Form S-1 of Spinco filed in connection with the Transactions (as amended or supplemented through the date hereof, the “Registration Statement”) (the “Transaction Documents”). Capitalized terms used herein without definition have the meanings assigned to them in the Merger Agreement.

We are delivering this opinion to you pursuant to Section 9.2(d) of the Merger Agreement.

In rendering this opinion:

(a)	we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Transaction Documents and such other agreements, instruments, documents and records of the Company as we have deemed necessary or appropriate for the purposes of this opinion;

(b)	we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the due authorization, execution and delivery of the Transaction Documents, (vi) the valid existence and good standing of all parties to the Transaction Documents, (vii) the enforceability of the Transaction Documents, and (viii) that all applicable reporting requirements have been or will be satisfied;

(c)	we have assumed, with your permission, (i) that all covenants and other undertakings set forth in the Transaction Documents have been or will be performed in accordance with the terms thereof, (ii) that the transactions contemplated by the Transaction Documents have been or will be consummated in accordance with the terms thereof, (iii) that none of the material terms and conditions of the Transaction Documents have been or will be waived or modified, (iv) the initial and continuing effectiveness and validity of the IRS Ruling, (v) the valid existence and good standing of all parties to the Transaction Documents, and (vi) that there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Transaction Documents; and

(d)	we have examined and relied upon, and have assumed the accuracy of, all statements regarding factual matters, representations and warranties contained in the Transaction Documents, including any exhibits or schedules thereto, and the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us, including the representation letters from the Company, Spinco and UWWH, dated [_], 2014, and, with respect to any representations and warranties in any of the foregoing that are made “to the knowledge of” or “based on the belief” of the Company or any other person or are similarly qualified, we have assumed that such representations and warranties are accurate, in each case without such qualification.

No assurance can be given as to the effect on this opinion if any of the foregoing assumptions is or becomes inaccurate.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein we are of the opinion that:

1.	the contribution by IP of all of the membership interests in xpedx Intermediate to Spinco (the “Contribution”) and the Distribution will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code;

2.	IP will recognize no gain or loss under Section 361(c) of the Code upon the Distribution; and

3.	The holders of IP Common Stock will recognize no gain or loss under Section 355(a) of the Code upon the receipt of Spinco Common Stock in the Distribution.

This opinion is based upon the Code, Treasury regulations (including proposed Treasury regulations) issued thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof. No assurance can be given that any of the foregoing authorities will not be modified, revoked, supplemented or overruled, possibly with retroactive effect, that the IRS will agree with this opinion or that, if the IRS were to take a contrary position, such position would not ultimately be sustained by the courts.

We are issuing this opinion solely for your benefit and, without our prior written consent, this opinion may not be (i) relied upon by any other person, (ii) quoted in whole or in part or (iii) referred to in any financial statements or other documents provided to third parties.

This opinion is limited to the matters specifically addressed herein and no other opinion is implied or may be inferred. Additional issues may exist that could affect the U.S. federal tax treatment of the Contribution and the Distribution. This opinion does not consider or provide a conclusion with respect to any such additional issues. With respect to any U.S. federal tax issues not addressed herein, this opinion was not written, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax law.

This opinion is rendered only as of the date hereof, and we assume no responsibility to advise you or any other person of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may affect the conclusions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part thereof. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

Debevoise & Plimpton LLP

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